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                                                                                                                    EXHIBIT 11



                                           MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                            COMPUTATION OF EARNINGS PER COMMON SHARE
                                             (in millions, except per share amounts)



                                                              FOR THE THREE MONTHS ENDED             FOR THE SIX MONTHS ENDED
                                                             ----------------------------           --------------------------
                                                             JUNE 30,            JUNE 25,           JUNE 30,          JUNE 25,
                                                                2000                1999               2000              1999
                                                             -------             -------            -------           -------

EARNINGS

Net earnings                                                  $  902              $  673             $1,939            $1,282
Preferred stock dividends                                        (10)                 (9)               (19)              (19)
                                                              ------              ------             ------            ------
Net earnings applicable to common stockholders                $  892              $  664             $1,920            $1,263
                                                              ======              ======             ======            ======

WEIGHTED-AVERAGE SHARES OUTSTANDING                            389.1               368.3              385.4             366.2
                                                              ------              ------             ------            ------

EFFECT OF DILUTIVE INSTRUMENTS
  Employee stock options                                        32.9                31.0               31.9              30.4
  FCCAAP shares                                                 14.7                16.7               14.4              16.6
  Restricted units                                               7.0                 5.3                6.3               5.2
  ESPP shares                                                     -                   -                  -                 .1
                                                              ------              ------             ------            ------
  DILUTIVE POTENTIAL COMMON SHARES                              54.6                53.0               52.6              52.3
                                                              ------              ------             ------            ------

TOTAL WEIGHTED-AVERAGE DILUTED SHARES                          443.7               421.3              438.0             418.5
                                                              ======              ======             ======            ======

BASIC EARNINGS PER SHARE                                      $ 2.29              $ 1.80             $ 4.98            $ 3.45
                                                              ======              ======             ======            ======

DILUTED EARNINGS PER SHARE                                    $ 2.01              $ 1.57             $ 4.38            $ 3.02
                                                              ======              ======             ======            ======



Basic and diluted earnings per share are based on actual numbers before rounding.

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